Exhibit 99.1

For Immediate Release	Contact:	Francesca DeMartino
The Ruth Group, Inc.
646 536 7024
Fdemartino@theruthgroup.com

CRYO-CELL INTERNATIONAL REPORTS THIRD QUARTER 2005 RESULTS

Company Reports Increased Revenues and Strong Cash Position

3Q05 Represents CRYO-CELL’s Seventh Consecutive Quarter of Profitability

Oldsmar, FL – October 4, 2005 - CRYO-CELL International, Inc. (OTC Bulletin Board Symbol: CCEL) (the “Company”), the world’s largest private cord blood bank, announced today financial results for the third quarter ended August 31, 2005. Consolidated revenues for the quarter were approximately $3.8 million, up 17% from approximately $3.2 million for the third quarter ended August 31, 2004. The revenue increase was attributable primarily to the successful implementation of price increases during 2003 and 2004 for new clients, as well as an overall increase in the customer base. The price increases resulted in a positive impact on revenues starting in the third quarter 2003, which has continued through the third quarter of 2005.

Net income in the third quarter of 2005 was approximately $597,000, or $0.05 per basic common share, compared to net income of approximately $1.9 million, or $0.16 per basic common share, in the third quarter of 2004. Net income for the 2004 period included $1.6 million from the reversal of all prior accruals related to the PharmaStem litigation during the third quarter of 2004, as a result of the favorable ruling by the Court on post trial motions in that case. Without the accrual reversal, net income in the third quarter of 2005 increased approximately $300,000 compared to the 2004 period due to a 17% increase in revenue. This increase in revenue was offset by a 28% increase in cost of sales and a 14% increase in marketing, general and administrative expenses versus the 2004 period.

Cost of sales in the 2005 period increased due to the Company’s implementation of a new processing methodology in accordance with newly established requirements of the American Association of Blood Banks (AABB). The new process utilizes closed-system bags rather than vial storage. Due to this transition to a new processing methodology, as well as the enhanced level of security designed in the Company’s new facility, the Company discontinued offering the dual storage service to new customers during the second quarter of fiscal 2005. The increase in the cost of sales is a direct result of the transition to the new processing methodology.

Marketing, general and administrative expenses increased related to the Company’s strategic decisions to build its infrastructure to enhance existing production procedures and quality systems as well as to expand sales and marketing initiatives. The new facility in Oldsmar, Florida is state-of-the-art, and the Company believes that the operation reflects current best practices in the cord blood preservation industry and that it is the only company in the industry to be in compliance with these new regulations. In addition, several initiatives to improve efficiency and productivity and position for future growth also resulted in cost increases. These include a new customer database, new network infrastructure and the expansion of sales and marketing initiatives.

For the nine-month period ended August 31, 2005, the Company’s revenues were approximately $10.6 million, compared to approximately $9.0 million for the nine-month period ended August 31, 2004. The 18% revenue increase over the same 2004 period is primarily attributable to the effects of successfully implemented price increases during 2003 and 2004 for newly enrolling clients, as well as the overall increase in customer base over the prior year.

Net income for the nine-month period ended August 31, 2005 was approximately $892,000, or $0.08 per common share-basic, compared to net income of approximately $2.7 million, or $0.23 per common share-basic, for the nine-month period ended August 31, 2004. As described above, net income for the 2004 period included $1.6 million from the reversal of all prior accruals related to the PharmaStem litigation during the third quarter of 2004. The remaining decrease in net income year-over-year is attributable to a 37% increase in cost of sales and a 46% increase in marketing, general and administrative expenses in the 2005 period versus the 2004 period, partially offset by the 18% increase in revenue and the non-cash income liability reversal of $498,000 in connection with the renegotiation of a consulting agreement with a former officer.

Despite the investments in the new facility, operating infrastructure and information systems, the Company’s cash increased approximately $1million over the second quarter 2005. As of August 31, 2005, the Company had approximately $7.3 million in available cash, cash equivalents, marketable securities and other investments, and no long-term debt.

The Company recognized approximately $161,000 in licensee income in the third quarter of 2005, compared to approximately $82,000 in the third quarter 2004. The Company recognized approximately $359,000 in licensee income for the nine months ended August 31, 2005, compared to approximately $235,000 for the nine months ended August 31, 2004. Licensee income principally consisted of income recognized from royalty income earned on the subsequent processing and storage of specimens in geographic areas where the Company has licensing agreements and from the sale of sub-licenses by licensees.

“CRYO-CELL continues to make solid progress in advancing industry-leading quality standards and building operational capabilities in accordance with our stated plans to achieve organic and strategic growth. Third quarter 2005 represents CRYO-CELL’s seventh consecutive quarter of profitability. Throughout fiscal year 2005, the Company has continued to make significant investments in building the infrastructure while we have selectively pursued expansion of sales and marketing capabilities,” stated Mercedes Walton, Chairman and CEO.

“The Company is clearly well-positioned to leverage multiple channels of future growth. CRYO-CELL is possibly the only company in the industry to operate in compliance with current best practices for cord blood preservation, which could favorably position the Company to potentially compete for federally funded cord blood stem cell projects. In addition, CRYO-CELL’s fast-growing base of well over 100,000 clients worldwide provides for recurring revenue and new business opportunities. CRYO-CELL has invested significant capital so far in fiscal 2005 to build its business, funded entirely from operating cash flow. The Company’s cash position continues to increase and there is no long-term debt.”

“Moving forward, CRYO-CELL expects that planned increases in marketing and sales spending that include deployment of the Company’s dedicated sales channel; implementation of strategic co-marketing alliances and expansion of technological innovation will positively contribute to accelerating organic growth,” Ms. Walton continued. “We anticipate that CRYO-CELL’s results in the coming periods will favorably reflect our progress towards optimizing the Company’s cohesive strategic and operational platform.”

About CRYO-CELL International, Inc.

Based in Oldsmar, Florida, CRYO-CELL is the world’s largest U-Cord® stem cell banking firm, offering high-quality, superior value cord blood preservation exclusively for the benefit of newborn babies and possibly other members of their family. With over 100,000 clients, CRYO-CELL is accredited by the American Association of Blood Banks (AABB) and believes the Company is the first and perhaps only private cord blood bank to operate in a newly constructed state-of-the-art current Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility, well in advance of newly established Food and Drug Administration (FDA) regulations.

CRYO-CELL is a publicly traded company. OTC Bulletin Board Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.CRYO-CELL.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects” or “expects” as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include any adverse effect or limitations caused by recent increases in government regulation of stem cell storage facilities; any increased competition in our business; any decrease or slowdown in the number of people seeking to store umbilical cord blood stem cells or decrease in the number of people paying annual storage fees; any adverse impacts on our revenue or operating margins due to the costs associated with increased growth in our business, including the possibility of unanticipated costs relating to the operation of our new facility; any technological breakthrough or medical breakthrough that would render the Company’s business of stem cell preservation obsolete; any material failure or malfunction in our storage facilities; any natural disaster such as a tornado, other disaster (fire) or act of terrorism that adversely affects stored specimens; the costs associated with defending or prosecuting litigation matters and any material adverse result from such matters; decreases in asset valuations; any continued negative effect from adverse publicity in the past year regarding the Company’s business operations; any negative consequences resulting from deriving, shipping and storing specimens at a second location; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K filed by the Company.